EXHIBIT 10.10

SILICON LABORATORIES INC.

2009 STOCK INCENTIVE PLAN

PERFORMANCE STOCK UNITS GRANT NOTICE AND
GLOBAL PSU AWARD AGREEMENT

Silicon Laboratories Inc., a Delaware corporation (the “Company”), pursuant to its 2009 Stock Incentive Plan, as amended and restated (the “Plan”), hereby grants to the holder listed below (the “Participant”), an award (the “Award”) of Performance Stock Units (the “Units”), each of which is a bookkeeping entry representing the equivalent in value of one (1) Share, on the terms and conditions set forth herein and in the Global PSU Award Agreement attached hereto (the “Award Agreement”), including any country-specific terms and conditions set forth in an addendum to such agreement (the “Addendum”) the Plan, which are incorporated herein by reference.  With respect to a Participant who is a Covered Employee, the Award is intended to qualify as a Performance-Based Award and has been granted in accordance with Article 9 of the Plan.  Unless otherwise defined herein, the terms defined in the Plan shall have the same defined meanings in this Grant Notice and the Award Agreement.

Participant:

Grant Date:

Target Number of Units:

Maximum Number of Units:	, which is 200% of the Target Number of Units, subject to adjustment as provided by the Award Agreement.

Base Year:	The four completed fiscal quarters of the Company ending [INSERT DATE A], subject to Section 9.1 of the Award Agreement.

Performance Period:	The four fiscal quarters of the Company ending [INSERT DATE B], subject to Section 9.1 of the Award Agreement.

Performance Criteria:

Revenue Growth, as defined by the Award Agreement and rounded to the nearest 1/100th of 1%. Revenue Growth of less than 5% or more than 15% shall not be taken into account for purposes of determining the Revenue Growth Factor.

Revenue Growth Factor:	For the Performance Period, a percentage (rounded to the nearest 1% and not greater than 200% or less than 0%), determined as follows:

	Revenue Growth	Revenue Growth Factor

	5% or less	0%

	10%	100%

	15% or more	200%

The Revenue Growth Factor shall be prorated for Revenue Growth falling between 5% and 15%, with each credited 0.05% of Revenue Growth equal to a Revenue Growth Factor of 1%, as illustrated by Appendix A.

Eligible Units:

The number of Eligible Units, if any (not to exceed the Maximum Number of Units) for the Performance Period, is determined following completion of the Performance Period and shall equal the product of (i) the Target Number of Units and (ii) the Revenue Growth Factor determined for the Performance Period, as illustrated by Appendix A.

Vesting Date:

The nearest fifteenth (15th) day of the calendar month of February, May, August, or November that is the earlier of (a) the 3rd anniversary of the Grant Date or (b) immediately follows the 3rd anniversary of the Grant Date.

Vested Units:

Provided that the Participant’s Service (as defined in Section 5.1 of the Award Agreement) has not terminated prior to the Vesting Date (except as otherwise provided by the Award Agreement), the Eligible Units, if any, shall become Vested Units on the Vesting Date.

Settlement Date:	For each Vested Unit, except as otherwise provided by the Award Agreement, a date occurring no later than ten (10) days following the Vesting Date.

By his or her signature below or by electronic acceptance or authentication in a form authorized by the Company, the Participant agrees to be bound by the terms and conditions of the Plan, the Award Agreement, including the Addendum, and this Grant Notice.  The Participant has reviewed the Award Agreement, the Addendum, the Plan and this Grant Notice in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Grant Notice and fully understands all provisions of this Grant Notice, the Award Agreement, the Addendum and the Plan.  The Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions arising under the Plan or relating to the Units.

SILICON LABORATORIES INC.	PARTICIPANT

By:	By:
Print Name:	Print Name:
Title:
Address:	Address:

APPENDIX A

ILLUSTRATION OF REVENUE GROWTH FACTOR AND
 RESULTING NUMBER OF ELIGIBLE UNITS

Revenue Growth	Revenue Growth Factor	Eligible Units (Per 1,000 Target Units)
15% or more	200%	2000
14.95%	199%	1990
14.9%	198%	1980
14.8%	196%	1960
14.7%	194%	1940
14.6%	192%	1920
14.5%	190%	1900
14.4%	188%	1880
14.3%	186%	1860
14.2%	184%	1840
14.1%	182%	1820
14.0%	180%	1800
13.0%	160%	1600
12.0%	140%	1400
11.0%	120%	1200
10.0%	100%	1000
9.0%	80%	800
8.0%	60%	600
7.0%	40%	400
6.0%	20%	200
5.9%	18%	180
5.8%	16%	160
5.7%	14%	140
5.6%	12%	120
5.5%	10%	100
5.4%	8%	80
5.3%	6%	60
5.2%	4%	40
5.1%	2%	20
5.05%	1%	10
5% or less	0%	0

SILICON LABORATORIES INC.

2009 STOCK INCENTIVE PLAN

GLOBAL PSU AWARD AGREEMENT

Silicon Laboratories Inc. (the “Company”) has granted to the Participant named in the Performance Stock Units Grant Notice (the “Grant Notice”) to which this Global PSU Award Agreement (this “Award Agreement”) is attached an Award consisting of Performance Stock Units (the “Units”) subject to the terms and conditions set forth in the Grant Notice and this Award Agreement, including any country-specific terms and conditions set forth in an addendum to such agreement (the “Addendum”).  The Award has been granted pursuant to the Silicon Laboratories Inc. 2009 Stock Incentive Plan, as amended and restated (the “Plan”), as amended to the Grant Date, the provisions of which are incorporated herein by reference.

Unless otherwise defined herein or in the Grant Notice, capitalized terms shall have the meanings assigned under the Plan.

1.                                      THE AWARD.

The Company hereby awards to the Participant the Target Number of Units set forth in the Grant Notice, which, depending on the extent to which a Performance Goal (as described by Plan) is attained during the Performance Period, may result in the Participant having the opportunity to earn as little as zero (0) Units or as many as the Maximum Number of Units.  Subject to the terms of this Award Agreement and the Plan, each Unit, to the extent it becomes a Vested Unit, represents a right to receive one (1) share of Common Stock (a “Share”) on the Settlement Date.  If the Participant is or may be a Covered Employee, the Units are intended to constitute Qualified Performance-Based Compensation.  Unless and until a Unit has been determined to be an Eligible Unit and has vested and become a Vested Unit as set forth in the Grant Notice, the Participant will have no right to settlement of such Units.  Prior to settlement of any Units, such Units will represent an unfunded and unsecured obligation of the Company.

2.                                      MEASUREMENT OF PERFORMANCE CRITERIA.

Subject to Section 9.1, the Performance Criteria shall be determined for Performance Period in accordance with the following:

2.1                               “Revenue” means the total revenue recognized in the Company’s consolidated financial statements in accordance with United States generally accepted accounting principles (“GAAP”) for the applicable period minus any such revenue resulting from the sale of patents.

2.2                               “Revenue Growth” means a percentage (rounded to the nearest 1/100th of 1%) determined by the quotient of (a) the excess, if any, of Revenue for the Performance Period over Revenue for the Base Year divided by (ii) Revenue for the Base Year.  Revenue Growth of less than 5% or more than 15% shall not be taken into account for purposes of determining the Revenue Growth Factor.

3.                                      COMMITTEE CERTIFICATION OF ELIGIBLE UNITS.

3.1                               Level of Performance Criteria Attained.  As soon as practicable following completion of the Performance Period but in any event no later than the Vesting Date, the Committee shall determine and certify in writing (a) the level of attainment of the Performance Criteria during the Performance Period, (b) the resulting Revenue Growth Factor for the Performance Period and (c) the number of Units which have become Eligible Units for the Performance Period.  In the case of Units that are intended to constitute Qualified Performance-Based Compensation, the Committee may not increase the number of Units that may become Eligible Units to a number that is greater than the number of Eligible Units determined in accordance with the foregoing sentence, but it retains the sole discretion to reduce the number of Units that would otherwise become Eligible Units based on the attainment level of the Performance Criteria.  For Units that are not intended to constitute Qualified Performance-Based Compensation, the Committee may make such adjustment to the Performance Criteria as the Committee in its sole discretion deems appropriate.

3.2                               Adjustment for Leave of Absence or Part-Time Work.  Unless otherwise required by law or Company policy, if the Participant takes a leave of absence or commences working on a part-time basis during the Performance Period, the Committee may, in its discretion, reduce on a pro rata basis (reflecting the portion of the Performance Period worked by the Participant on a full-time equivalent basis) the number of Units which would otherwise become Eligible Units, or provide that the number of Units which would otherwise become Eligible Units shall be reduced as provided by the terms of an agreement between the Participant and the Company pertaining to the Participant’s leave of absence or part-time schedule.

4.                                      VESTING OF ELIGIBLE UNITS.

4.1                               Normal Vesting.  Except as otherwise provided by this Award Agreement, Eligible Units shall vest and become Vested Units as provided in the Grant Notice.

4.2                               Vesting Upon a Change in Control.

(a)                                 In the event of a Change in Control before the end of the Performance Period as set forth in the Grant Notice, the vesting of Eligible Units shall be determined in accordance with Section 9.1.

(b)                                 In the event of a Change in Control after the end of the Performance Period as set forth in the Grant Notice but before the Vesting Date as set forth in the Grant Notice, the vesting of Eligible Units shall be determined in accordance with Section 9.2.

4.3                               Vesting Upon Involuntary Termination Following a Change in Control.  In the event that upon or within eighteen (18) months following the effective date of a Change in Control, the Participant’s Service (as defined in Section 5.1 below) terminates due to Involuntary Termination, the vesting of Eligible Units shall be determined in accordance with Section 9.3.

5.                                      TERMINATION OF SERVICE.

5.1                               General Rule.  In the event that prior to the Vesting Date the Participant ceases to provide services to the Company (or any Subsidiary or Affiliate) in the capacity of an Employee, Director or Consultant (collectively referred to herein as “Service”) for any reason, with or without cause, other than by reason of the Participant’s termination of Service described in Section 4.3, the Participant shall forfeit all Units which are not, as of the time of such termination, Vested Units, and the Participant shall not be entitled to any payment therefor.

5.2                               Determination of Termination Date.  For purposes of this Award Agreement, the date of termination of the Participant’s Service shall be the date upon which the Participant ceases active performance of services for the Company, a Subsidiary or Affiliate, as determined by the Company following the provision of such notification of termination or resignation from Service and shall be determined solely by this Award Agreement and without reference to any other agreement, written or oral, including the Participant’s contract of employment (if any).  Thus, in the event of termination of the Participant’s Service (regardless of the reason for such termination and whether or not later to be found invalid or in breach of employment laws in the jurisdiction where the Participant is employed or the terms of the Participant’s employment contract, if any), and unless otherwise expressly provided in this Agreement or determined by the Company, the Participant’s right to vest in the Units under the Plan, if any, will terminate as of such date and will not be extended by any notice period (e.g., the Participant’s period of Service would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where the Participant is employed or the terms of the Participant’s employment contract, if any).  The Committee shall have the exclusive discretion to determine when the Participant is no longer actively providing services for purposes of this Award Agreement (including whether the Participant may still be considered to be providing services while on a leave of absence).

6.                                      SETTLEMENT OF THE AWARD.

6.1                               Issuance of Shares of Common Stock.  Subject to the provisions of Section 6.3, Section 7 and Section 9.3 below, the Company shall issue to the Participant on the Settlement Date with respect to each Vested Unit to be settled on such date one (1) Share.  Shares issued in settlement of Vested Units shall not be subject to any restriction on transfer other than any such restriction as may be required pursuant to Section 6.3.

6.2                               Beneficial Ownership of Shares; Certificate Registration.  The Participant hereby authorizes the Company, in its sole discretion, to deposit for the benefit of the Participant with a Company-designated brokerage firm or, at the Company’s discretion, any other broker with which the Participant has an account relationship of which the Company has notice any or all Shares acquired by the Participant pursuant to the settlement of the Award.  Except as provided by the preceding sentence, a certificate for the Shares as to which the Award is settled shall be registered in the name of the Participant.

6.3                               Restrictions on Grant of the Award and Issuance of Shares.  The grant of the Award and issuance of shares of Common Stock upon settlement of the Award shall be subject to compliance with all applicable requirements of U.S. federal, state or foreign law with respect to such securities.  No Shares may be issued hereunder if the issuance of such Shares would constitute a violation of any applicable U.S. federal, state or foreign securities laws or other laws or regulations or the requirements of any stock exchange or market system upon which the Common Stock may then be listed.  The inability of the Company to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Company’s legal counsel to be necessary to the lawful issuance of any Shares subject to the Award shall relieve the Company of any liability in respect of the failure to issue such Shares as to which such requisite authority shall not have been obtained.  As a condition to the settlement of the Award, the Company may require the Participant to satisfy any qualifications that may be necessary or appropriate, to evidence compliance with any applicable law or regulation and to make any representation or warranty with respect thereto as may be requested by the Company.  Further, regardless of whether the transfer or issuance of the Shares to be issued pursuant to the Units has been registered under the Securities Act or has been registered or qualified under the securities laws of any State, the Company may impose additional restrictions upon the sale, pledge, or other transfer of the Shares (including the placement of appropriate legends on stock certificates and the issuance of stop-transfer instructions to the Company’s transfer agent) if, in the judgment of the Company and the Company’s counsel, such restrictions are necessary in order to achieve compliance with the provisions of the Securities Act, the securities laws of any State, or any other law.

6.4                               Fractional Shares.  The Company shall not be required to issue fractional Shares upon the settlement of the Award.

7.                                      TAX WITHHOLDING AND ADVICE.

7.1                               In General.  The Participant acknowledges that, regardless of any action taken by the Company or, if different, the Participant’s employer (the “Employer”), the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to the Participant’s participation in the Plan and legally applicable to the Participant or deemed by the Company or the Employer in its discretion to be an appropriate charge to the Participant even if legally applicable to the Company or the Employer (“Tax-Related Items”), is and remains the Participant’s responsibility and may exceed the amount actually withheld by the Company or the Employer.  The Participant further acknowledges that the Company and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Units, including, but not limited to, the grant, vesting or settlement of the Units, the subsequent sale of Shares acquired pursuant to such settlement and the receipt of any dividends; and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Units to reduce or eliminate the Participant’s liability for Tax-Related Items or achieve any particular tax result.  Further, if the Participant is subject to Tax-Related Items in more than one jurisdiction between the Grant Date and the date of any relevant taxable or tax withholding event, as applicable, the Participant acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

7.2                               Withholding of Taxes.  Prior to any relevant taxable or tax withholding event, as applicable, the Participant agrees to make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items (including hypothetical withholding tax amounts if the Participant is covered under a Company tax equalization policy).  In this regard, the Participant authorizes the Company or its agent to satisfy the obligations with regard to all Tax-Related Items by withholding in Shares to be issued upon settlement of the Units.  In the event that such withholding in Shares is problematic under applicable tax or securities law or has materially adverse accounting consequences, by the Participant’s acceptance of the Units, the Participant authorizes and directs the Company and any brokerage firm determined acceptable to the Company to sell on the Participant’s behalf a whole number of Shares from those Shares issued to the Participant as the Company determines to be appropriate to generate cash proceeds sufficient to satisfy the obligation for Tax-Related Items.

Depending on the withholding method, the Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding rates or other applicable withholding rates, including maximum applicable rates, in which case the Participant will receive a refund of any over-withheld amount in cash and will have no entitlement to the Common Stock equivalent.  If the obligation for Tax-Related Items is satisfied by withholding in Shares, for tax purposes, the Participant is deemed to have been issued the full number of Shares subject to the vested Units, notwithstanding that a number of the Shares are held back solely for the purpose of paying the Tax-Related Items .

If the Participant is covered by a Company tax equalization policy, the Participant agrees to pay to the Company any additional hypothetical tax obligation calculated and paid under the terms and conditions of such tax equalization policy.  Finally, the Participant agrees to pay to the Company or the Employer, including through direct payment from the Participant and/or withholding from the Participant’s wages or other cash compensation paid to the Participant by the Company and/or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of the Participant’s participation in the Plan that cannot be satisfied by the means previously described.  The Company may refuse to issue or deliver the Shares or the proceeds of the sale of Shares, if the Participant fails to comply with the Participant’s obligations in connection with the Tax-Related Items.

7.3                               Tax Advice.  The Participant represents, warrants and acknowledges that the Company has made no warranties or representations to the Participant with respect to the income tax, social contributions or other tax consequences of the transactions contemplated by this Award Agreement, and the Participant is in no manner relying on the Company or the Company’s representatives for an assessment of such tax consequences.  THE PARTICIPANT UNDERSTANDS THAT THE TAX AND SOCIAL SECURITY LAWS AND REGULATIONS ARE SUBJECT TO CHANGE.  THE PARTICIPANT IS HEREBY ADVISED TO CONSULT WITH HIS OR HER OWN PERSONAL TAX, LEGAL AND FINANCIAL ADVISORS REGARDING THE PARTICIPANT’S PARTICIPATION IN THE PLAN BEFORE TAKING ANY ACTION RELATED TO THE PLAN. NOTHING STATED HEREIN IS INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, FOR THE PURPOSE OF AVOIDING TAXPAYER PENALTIES.

8.                                      AUTHORIZATION TO RELEASE NECESSARY PERSONAL INFORMATION.

The Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Participant’s personal data as described in this Award Agreement, the Appendix and any other Award grant materials (“Data”) by and among, as applicable, the Employer, the Company and its Subsidiaries and Affiliates for the exclusive purpose of implementing, administering and managing the Participant’s participation in the Plan.

The Participant understands that the Company and the Employer may hold certain personal information about the Participant, including, but not limited to, the Participant’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any Shares or directorships held in the Company, details of all Units or any other entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding in the Participant’s favor, for the exclusive purpose of implementing, administering and managing the Plan.

The Company’s equity compensation plan recordkeeper is Fidelity Stock Plan Services, LLC (the “Recordkeeper”).  The Participant understands that Data will be transferred to the Recordkeeper or such other stock plan service provider as may be selected by the Company in the future, which is assisting the Company with the implementation, administration and management of the Plan.  The Participant understands that the recipients of the Data may be located in the United States or elsewhere, and that the recipients’ country (e.g., the United States) may have different data privacy laws and protections than the Participant’s country.  The Participant understands that if he or she resides outside the United States, he or she may request a list with the names and addresses of any potential recipients of the Data by contacting the Company’s stock administration department.  The Participant authorizes the Company, the Recordkeeper and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing his or her participation in the Plan.  The Participant understands that Data will be held only as long as is necessary to implement, administer and manage the Participant’s participation in the Plan.  The Participant understands if he or she resides outside the United States, he or she may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing the Company’s stock administration department.

Further, the Participant understands that he or she is providing the consents herein on a purely voluntary basis.  If the Participant  does not consent, or if the Participant later seeks to revoke his or her consent, his or her employment status or service and career with the Employer will not be adversely affected; the only adverse consequence of refusing or withdrawing the Participant’s consent is that the Company would not be able to grant the Participant Units or other equity awards or administer or maintain such awards.  Therefore, the Participant understands that refusing or withdrawing his or her consent may affect the Participant’s ability to participate in the Plan.  For more information on the consequences of the Participant’s refusal to consent or withdrawal of consent, the Participant understands that he or she may contact the Company’s stock administration department.

9.                                      CHANGE IN CONTROL.

9.1                               Effect on Award of Change in Control Before End of Performance Period.  In the event of a Change in Control before the end of the Performance Period as set forth in the Grant Notice, the Performance Period shall end on the day immediately preceding the Change in Control (the “Adjusted Performance Period”).  The number of Eligible Units and the vesting of those Units shall be determined for the Adjusted Performance Period in accordance with the following:

(a)                                 Eligible Units.  The number of Eligible Units for the Adjusted Performance Period, if any (not to exceed the Maximum Number of Units), shall equal the product of (i) the Target Number of Units and (ii) the Revenue Growth Factor for the Adjusted Performance Period, taking into account the following modifications to the Performance Criteria and the Revenue Growth Factor for the Adjusted Performance Period:

(i)                                     The Revenue Growth for the Adjusted Performance Period (the “Adjusted Revenue Growth”) shall be determined by comparison of the Revenue for the full fiscal quarters of the Adjusted Performance Period, if any, completed on or before the consummation of the Change in Control (the “Adjusted Performance Period Revenue”) to the same full fiscal quarters contained in the Base Year (the “Adjusted Base Year Revenue”).   Accordingly, the Adjusted Revenue Growth shall mean a percentage (rounded to the nearest 1/100th of 1%) determined by the quotient of (a) the excess, if any, of the Adjusted Performance Period Revenue over the Adjusted Base Year Revenue divided by (ii) the Adjusted Base Year Revenue.  Adjusted Revenue Growth of less than 5% or more than 15% shall not be taken into account for purposes of determining the Revenue Growth Factor for Adjusted Performance Period.

(ii)                                  The Revenue Growth Factor for the Adjusted Performance Period shall be determined with respect to the Adjusted Revenue Growth.

(iii)                               For the avoidance of doubt, if the Change in Control is completed before the completion of at least one full fiscal quarter during the Adjusted Performance Period, the number of Eligible Units shall be zero.

(b)                                 Vested Units if Award Assumed.  In the event of a Change in Control before the end of the Performance Period in connection with which the Award will be assumed or replaced with a substitute Award, as described in Section 11 of the Plan, then, as of the last day of the Adjusted Performance Period and provided that the Participant’s Service has not terminated prior to such date, a portion of the Eligible Units determined in accordance with Section 9.1(a) shall become Vested Units (the “Accelerated Units”), with such portion determined by multiplying the total number of Eligible Units by a fraction, the numerator of which equals the number of days contained in the Adjusted Performance Period and the denominator of which equals the number of days contained in the original Performance Period determined without regard to this Section.

The Accelerated Units shall be settled in accordance Section 6 immediately prior to the consummation of the Change in Control.  Except as otherwise provided by Section 9.3, that portion of the Eligible Units determined in accordance with Section 9.1(a) in excess of the number of Accelerated Units shall become Vested Units on the Vesting Date of the original Performance Period determined without regard to this Section, provided that the Participant’s Service has not terminated prior to such Vesting Date.  Such Vested Units shall be settled on the Settlement Date in accordance with Section 6, provided that payment for each Vested Unit shall be made in the amount and in the form of the consideration (whether stock, cash, other securities or property or a combination thereof) to which a holder of a Share on the effective date of the Change in Control was entitled (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares).

(c)                                  Vested Units if Award Not Assumed.  In the event of a Change in Control before the end of the Performance Period in connection with which the Award will not be assumed or replaced with a substitute Award, as described in Section 11 of the Plan, then, as of the last day of the Adjusted Performance Period and provided that the Participant’s Service has not terminated prior to such date, all of the Eligible Units determined in accordance with Section 9.1(a) shall become Vested Units and shall be settled in accordance Section 6 immediately prior to the consummation of the Change in Control.

9.2                               Effect on Award of Change in Control After End of Performance Period But Before Vesting Date.  In the event of a Change in Control upon or after the end of the Performance Period but before the Vesting Date, each as set forth in the Grant Notice, the number of Eligible Units determined in accordance with the Grant Notice shall become Vested Units and shall be settled in accordance Section 6 immediately prior to the consummation of the Change in Control, provided that the Participant’s Service has not previously terminated.

9.3                               Involuntary Termination Following Change in Control.  In the event that upon or within eighteen (18) months following the effective date of the Change in Control, the Participant’s Service terminates due to Involuntary Termination, then all Eligible Units that have not previously become Vested Units, if any, shall be deemed Vested Units effective as of the effective date of the Participant’s Involuntary Termination (as determined in accordance with Section 9.4) and shall be settled in accordance with Section 6, treating the date of the Participant’s termination of Service as the Vesting Date, and provided that payment for each Vested Unit shall be made in the amount and in the form of the consideration (whether stock, cash, other securities or property or a combination thereof) to which a holder of a Share on the effective date of the Change in Control was entitled (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares).  Eligible Units vested as a result of the Participant’s Involuntary Termination shall be settled in accordance with Section 6 on the 60th day following the date of the Participant’s termination of employment or service provided that the Participant has signed a full general release in a form prepared by or otherwise acceptable to Company, releasing all claims, known or unknown, that the Participant may have against Company and its officers, directors, employees and affiliated companies, arising out of or in any way related to the Participant’s employment or service or termination of employment or service with Company and the period for revocation, if any, of such release has lapsed on or before such 60th day without the release having been revoked.  In the event that such release does not become effective in accordance with its terms on or before the 60th day following the date of the Participant’s termination of employment or service, the Participant shall forfeit, without compensation therefor, any Eligible Units that were deemed vested as a result of the Participant’s Involuntary Termination.

9.4                               “Involuntary Termination” shall mean the termination of the employment or service of any Participant which occurs by reason of:

(a)                                 such Participant’s involuntary dismissal or discharge by the Company or a Subsidiary or Affiliate for reasons other than Misconduct, or

(b)                                 such Participant’s voluntary resignation following the initial existence of any of the following conditions: (A) a material diminution in the Participant’s authority, duties or responsibilities, (B) a material diminution in the Participant’s (i) base salary (including, without limitation, a reduction of base salary by more than 10%) or (ii) total cash compensation (including base salary and target bonus potential (including, without limitation, a reduction of total target cash compensation by more than 10%), (C) a material change in the geographic location at which the Participant must perform the services (including, without limitation, a change in the Participant’s assigned workplace that increases the Participant’s one-way commute by more than 35 miles), provided and only if such diminution or change is effected by the Company without the Participant’s written consent.  No voluntary resignation by the Participant shall be treated as an Involuntary Termination pursuant to this Section 9.4(b) unless the Participant gives written notice to the Committee advising the Company of such intended resignation (along with the facts and circumstances constituting the condition asserted as the reason for such resignation) within 30 days after the time the Participant becomes aware of the existence of such condition and provides the Company a cure period of 30 days following such date that notice is delivered.  If the Committee determines that the asserted condition exists and the Company does not cure such condition within the 30-day cure period, the Participant’s termination of employment or service shall be effective on such 30th day of the cure period.

10.                               ADJUSTMENTS FOR CHANGES IN CAPITAL STRUCTURE.

The number of Units awarded pursuant to this Award Agreement (both the Target Number of Units and Maximum Number of Units) is subject to adjustment as provided in Article 11 of the Plan.  Upon the occurrence of an event described in Article 11 of the Plan, any and all new, substituted or additional securities or other property to which a holder of a Share issuable in settlement of the Award would be entitled shall be immediately subject to the Award Agreement and included within the meaning of the term “Shares” for all purposes of the Award.  The Participant shall be notified of such adjustments and such adjustments shall be binding upon the Company and the Participant.

11.                               NO ENTITLEMENT OR CLAIMS FOR COMPENSATION.

11.1                        Nature of the Grant.  In accepting the Award, the Participant acknowledges, understands and agrees that:

(a)                                 the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;

(b)                                 the grant of the Units is voluntary and occasional and does not create any contractual or other right to receive future grants of Units, or benefits in lieu of Units, even if Units have been granted in the past;

(c)                                  all decisions with respect to future Units or other grants, if any, will be at the sole discretion of the Company;

(d)                                 the Units grant and the Participant’s participation in the Plan shall not create a right to employment or be interpreted as forming an employment or services contract with the Company, the Employer or any Subsidiary or Affiliate and shall not interfere with the ability of the Company, the Employer or any Subsidiary or Affiliate, as applicable, to terminate the Participant’s employment or service relationship (if any);

(e)                                  the Participant is voluntarily participating in the Plan;

(f)                                   the Units and the Shares subject to the Units are not intended to replace any pension rights or compensation;

(g)                                  the Units and the Shares subject to the Units, and the income and value of same, are not part of normal or expected compensation for purposes of calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments;

(h)                                 the future value of the underlying Shares is unknown, indeterminable and cannot be predicted with certainty;

(i)                                     no claim or entitlement to compensation or damages shall arise from forfeiture of the Units resulting from the termination of the Participant’s employment or other service relationship (for any reason whatsoever whether or not later found to be invalid or in breach of employment laws in the jurisdiction where the Participant is employed or the terms of the Participant’s employment contract, if any), and in consideration of the grant of the Units to which the Participant is otherwise not entitled, the Participant irrevocably agrees never to institute any claim against the Company, any of its Subsidiaries or Affiliates or the Employer, waives his or her ability, if any, to bring any such claim, and releases the Company, its Subsidiaries and Affiliates and the Employer from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, the Participant shall be deemed irrevocably to have agreed not to pursue such claim and agrees to execute any and all documents necessary to request dismissal or withdrawal of such claim;

(j)                                    unless otherwise provided in the Plan or determined by the Company in its discretion, the Units and the benefits evidenced by this Award Agreement do not create any entitlement to have the Units or any such benefits transferred to, or assumed by, another company nor be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the shares of the Company; and

(k)                                 the following provisions apply only if the Participant is providing services outside the United States:

(i)             the Units and the Shares subject to the Units are not part of normal or expected compensation or salary for any purpose; and

(ii)          the Participant acknowledges and agrees that neither the Company, the Employer nor any Subsidiary or Affiliate shall be liable for any foreign exchange rate fluctuation between the Participant’s local currency and the United States Dollar that may affect the value of the Units or of any amounts due to the Participant pursuant to the settlement of the Units or the subsequent sale of any Shares acquired upon settlement.

12.                               RIGHTS AS A STOCKHOLDER.

The Participant shall have no rights as a stockholder with respect to any Shares which may be issued in settlement of this Award until the date of the issuance of a certificate for such Shares or the deposit of such Shares in a brokerage account (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company).  No adjustment shall be made for dividends, distributions or other rights for which the record date is prior to the date the Shares are issued, except as provided in Section 10.

13.                               MISCELLANEOUS PROVISIONS.

13.1                        Amendment.  The Committee may amend this Award Agreement at any time; provided, however, that no such amendment may adversely affect the Participant’s rights under this Award Agreement without the consent of the Participant, except to the extent such amendment is desirable or necessary to comply with applicable law, including, but not limited to, Code Section 409A as further provided in the Plan.  No amendment or addition to this Award Agreement shall be effective unless in writing.

13.2                        Nontransferability of the Award.  Prior to the issuance of Shares on the applicable Settlement Date, no right or interest of the Participant in the Award nor any Shares issuable on settlement of the Award shall be in any manner pledged, encumbered, or hypothecated to or in favor of any party other than the Company or a Subsidiary or Affiliate or shall become subject to any lien, obligation, or liability of such Participant to any other party other than the Company, or a Subsidiary or Affiliate.  Except as otherwise provided by the Committee, no Award shall be assigned, transferred or otherwise disposed of other than by will or the laws of descent and distribution.  All rights with respect to the Award shall be exercisable during the Participant’s lifetime only by the Participant or the Participant’s guardian or legal representative.

13.3                        Further Instruments and Imposition of Other Requirements.  The parties hereto agree to execute such further instruments and to take such further action as may reasonably be necessary to carry out the intent of this Award Agreement.  The Company reserves the right to impose other requirements on Participant’s participation in the Plan, on the Units and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable in order to comply with local law or facilitate the administration of the Plan.  Furthermore, the Participant acknowledges that the laws of the country in which the Participant is working at the time of grant, vesting and settlement of the Units or the sale of Shares received pursuant to this Award Agreement (including any rules or regulations governing securities, foreign exchange, tax, labor, or other matters) may subject the Participant to additional procedural or regulatory requirements that the Participant is and will be solely responsible for and must fulfill.

13.4                        Binding Effect.  This Award Agreement shall inure to the benefit of the successors and assigns of the Company and, subject to the restrictions on transfer set forth herein, be binding upon the Participant and the Participant’s heirs, executors, administrators, successors and assigns.

13.5                        Notices.  Any notice required to be given or delivered to the Company under the terms of this Award Agreement shall be in writing and addressed to the Company at its principal corporate offices.  Any notice required to be given or delivered to the Participant shall be in writing and addressed to the Participant at the address maintained for the Participant in the Company’s records or at the address of the local office of the Company or of a Subsidiary or Affiliate at which the Participant works.

13.6                        Construction of Award Agreement.  The Grant Notice, this Award Agreement, and the Units evidenced hereby (i) are made and granted pursuant to the Plan and are in all respects limited by and subject to the terms of the Plan, and (ii) constitute the entire agreement between the Participant and the Company on the subject matter hereof and supersede all proposals, written or oral, and all other communications between the parties related to the subject matter.  All decisions of the Committee with respect to any question or issue arising under the Grant Notice, this Award Agreement or the Plan shall be conclusive and binding on all persons having an interest in the Units.

13.7                        Governing Law and Venue.  The interpretation, performance and enforcement of this Award Agreement shall be governed by the laws of the State of Texas, U.S.A. without regard to the conflict-of-laws rules thereof or of any other jurisdiction.  For purposes of litigating any dispute that arises under this grant or this Award Agreement, the parties hereby submit to and consent to the jurisdiction of the State of Texas, agree that such litigation shall be conducted in the courts of Travis County, Texas, or the federal courts for the United States for the Western District of Texas, where this grant is made and/or to be performed.

13.8                        Section 409A.

(a)                                 Compliance with Code Section 409A.  Notwithstanding any other provision of the Plan, this Award Agreement or the Grant Notice, the Plan, this Award Agreement and the Grant Notice shall be interpreted in accordance with, and incorporate the terms and conditions required by, Code Section 409A (together with any Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the date hereof).  The vesting and settlement of Units awarded pursuant to this Award Agreement are intended to qualify for the “short-term deferral” exemption from Section 409A of the Code and the terms of this Award Agreement shall be interpreted in compliance with this intention.  The Company reserves the right, to the extent the Company deems necessary or advisable in its sole discretion, to unilaterally amend or modify the Plan and/or this Award Agreement or the Grant Notice or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, including amendments or actions that would result in a reduction in benefits payable under the Award, as the Committee determines are necessary or appropriate to ensure that the Units qualify for exemption from or comply with Code Section 409A or mitigate any additional tax, interest and/or penalties or other adverse tax consequences that may apply under Section 409A of the Code; provided, however, that the Company makes no representations that the Units will be exempt from Code Section 409A and makes no undertaking to preclude Code Section 409A from applying to the Units.

(b)                                 Separation from Service; Required Delay in Payment to Specified Employee.  Notwithstanding anything set forth herein to the contrary, if the Participant is a U.S. taxpayer, no amount payable pursuant to this Agreement on account of the Participant’s termination of Service which constitutes a “deferral of compensation” within the meaning of Code Section 409A shall be paid unless and until the Participant has incurred a “separation from service” within the meaning of Code Section 409A.  Furthermore, to the extent that the Participant is a “specified employee” within the meaning of Code Section 409A as of the date of the Participant’s separation from service, no amount that constitutes a deferral of compensation which is payable on account of the Participant’s separation from service shall paid to the Participant before the date (the “Delayed Payment Date”) which is the first day of the seventh month after the date of the Participant’s separation from service or, if earlier, the date of the Participant’s death following such separation from service.  All such amounts that would, but for this Section, become payable prior to the Delayed Payment Date will be accumulated and paid on the Delayed Payment Date.

13.9                        Administration.  The Committee shall have the power to interpret the Plan and this Award Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret, amend or revoke any such rules.  All actions taken and all interpretations and determinations made by the Committee in good faith shall be final and binding upon the Participant, the Company and all other interested persons.  No member of the Committee or the Board shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan, this Award Agreement or the Units.

13.10                 Counterparts.  The Grant Notice may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

13.11                 Severability.  If any provision of this Award Agreement is held to be unenforceable for any reason, it shall be adjusted rather than voided, if possible, in order to achieve the intent of the parties to the extent possible.  In any event, all other provisions of this Award Agreement shall be deemed valid and enforceable to the full extent possible.

13.12                 Language.  If the Participant has received this Award Agreement or any other document related to the Plan in a language other than English and the meaning of the translated version is different from the English version, the English version will control.

13.13                 Electronic Delivery and Acceptance.  The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means.  The Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an online or electronic system established and maintained by the Company or a third party designated by the Company.

13.14                 Waiver.  The Participant acknowledges that a waiver by the Company of breach of any provision of this Award Agreement shall not operate or be construed as a waiver of any other provision of this Award Agreement, or of any subsequent breach by the Participant or any other award recipient.

13.15                 Addendum.  Notwithstanding any provisions in this Award Agreement, the grant of Units shall be subject to any special terms and conditions set forth in any Addendum to this Award Agreement for the Participant’s country of residence.  Moreover, if the Participant relocates to one of the countries included in the Addendum, the special terms and conditions for such country will apply to the Participant, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons and, in such event, the Company reserves the right to require the Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.  The Addendum is hereby incorporated by reference as part of this Award Agreement.

13.16                 Clawback/Recovery.  The Units and any Shares, cash or other property issued in settlement of the Units will be subject to recoupment in accordance with any clawback policy that the Company is required to adopt pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable law.  In addition, the Committee may impose such other clawback, recovery or recoupment provisions on an Award as the Committee determines necessary or appropriate, including, but not limited to, a reacquisition right in respect of previously acquired Shares or other cash or property upon the occurrence of cause (as determined by the Committee).

SILICON LABORATORIES INC.

2009 STOCK INCENTIVE PLAN

ADDENDUM TO

GLOBAL PSU AWARD AGREEMENT

Terms and Conditions

This Addendum includes additional terms and conditions that govern the award of Performance Stock Units (“Units”) to the Participant by Silicon Laboratories Inc. (the “Company”) under the Silicon Laboratories Inc. 2009 Stock Incentive Plan, as amended and restated (the “Plan”) if the Participant resides in one of the countries listed below.  Capitalized terms not explicitly defined in this Addendum but defined in the Plan or the Global PSU Award Agreement (the “Award Agreement”) shall have the same definitions as in the Plan, the Grant Notice and/or the Award Agreement, as applicable.

Notifications

This Addendum also includes information regarding exchange control and other issues of which the Participant should be aware with respect to the Participant’s participation in the Plan.  The information is based on the exchange control, securities and other laws in effect in the respective countries as of January 2016.  Such laws are often complex and change frequently.  As a result, the Company strongly recommends that the Participant not rely on the information herein as the only source of information relating to the consequences of participation in the Plan because the information may be out of date at the time that the Units vest or the shares of the common stock (“Shares”) are sold.

In addition, the information contained herein is general in nature and may not apply to the Participant’s particular situation and the Company is not in a position to assure the Participant of a particular result.  Accordingly, the Participant is advised to seek appropriate professional advice as to how the relevant laws in the Participant’s country may apply to the Participant’s situation.

Finally, the Participant understands that if he or she is a citizen or resident of a country other than the one in which the Participant is currently working, transfers employment after the Grant Date, or is considered a resident of another country for local law purposes, the information contained herein may not apply to the Participant, and the Company shall, in its discretion, determine to what extent the terms and conditions contained herein shall apply.

UNITED STATES

Terms and Conditions

Death of the Participant.  Notwithstanding Sections 5.1 and 5.2 of the Award Agreement, if the Participant ceases Service prior to the Vesting Date by reason of his or her death prior to the Vesting Date, the Participant shall not forfeit the Award.  In such case, the number of Eligible Units shall be determined as of the end of the Performance Period in accordance with Section 3, and all such Eligible Units shall be deemed Vested Units upon the Committee’s certification in accordance with Section 3.1 and settled in accordance with Section 6 as if the Participant’s Service had continued through the Vesting Date.  The Shares due in settlement of such Vested Units shall be issued to the personal representative of the Participant’s estate, the person or persons to whom the Award is transferred pursuant to the Participant’s will or in accordance with the laws of descent and distribution (collectively referred to herein as the “Participant’s Heirs”).  If the Participant dies prior to the end of an Adjusted Performance Period (as described in Section 9.1), which becomes applicable as a result of a Change in Control occurring before the end of the Performance Period as set forth in the Grant Notice, then the number of Eligible Units will be determined as of the end of the Adjusted Performance Period in accordance with Section 9.1(a), and all such Eligible Units shall be deemed Vested Units upon the Committee’s certification in accordance with Section 3.1 and settled in accordance with Section 6 immediately prior to the consummation of the Change in Control.

Issuance of Shares of Common Stock.  The following sentence replaces the first sentence in Section 6.1 of the Award Agreement.

Subject to the provisions of Section 6.3 and Section 7 below, the Company shall issue to the Participant (or, if applicable, the Participant’s Heirs), on the Settlement Date with respect to each Vested Unit to be settled on such date one (1) Share.

Beneficial Ownership of Shares; Certificate Registration.  The following sentence replaces the last sentence in Section 6.2 of the Award Agreement.

Except as provided by the preceding sentence, a certificate for the Shares as to which the Award is settled shall be registered in the name of the Participant, or, if applicable, in the names of the Participant’s Heirs.